Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Equity Partners Announces Agreement to Sell Tres Palacios Natural Gas Storage and Pipeline Facility to Crestwood Midstream Partners and Brookfield Infrastructure

•	Tres Palacios sale improves Crestwood Equity’s financial metrics through immediate debt reduction

•	Transaction marks an important next step in creating pure-play GP; CEQP retains long-term upside potential from improving Gulf Coast storage market though incentive distribution rights of CMLP

•	New 15 Bcf long-term storage contract provides immediate improvement of Tres Palacios operational performance

•	Joint venture provides CMLP with strategic partner to pursue longer-term growth opportunities emerging in the Gulf Coast region

HOUSTON – November 24, 2014 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity”) and Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream,” and together with Crestwood Equity, “Crestwood”) announced today that Crestwood Equity has entered into definitive agreements to sell 100% of the membership interest in Tres Palacios Gas Storage LLC (“Tres Palacios”) to a newly formed joint venture between Crestwood Midstream and an affiliate of Brookfield Infrastructure Group (“Brookfield Infrastructure”) for total cash consideration of $130 million. Crestwood Midstream will own 50.01% of Tres Palacios Holdings LLC (“TPH LLC”) and will be the operator of Tres Palacios and its assets. The transaction is expected to close in early December 2014.

Brookfield Infrastructure is a global owner and operator of high quality long-lived infrastructure assets in the areas of utilities, transportation and energy. Brookfield Infrastructure’s North American energy platform includes approximately 15,500 km of natural gas transmission pipelines and 300 billion cubic feet (“Bcf”) of natural gas storage including its recently announced acquisition of the Lodi Natural Gas Storage facility in California. As a part of the transaction, Brookfield Infrastructure is entering into five-year, fixed-fee contracts with Tres Palacios for 15 Bcf of firm storage capacity and 150,000 dekatherms per day of enhanced interruptible wheeling services beginning November 2014. The contracts will provide Tres Palacios with incremental annual firm revenues of approximately $16 million per year.

“We are pleased to announce this strategic partnership with Brookfield Infrastructure and the sale of Tres Palacios to TPH LLC,” said Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partners. “Tres Palacios will immediately benefit as a result of the new long-term contract with Brookfield Infrastructure that will substantially increase the utilization of its available storage capacity. In addition, the strong financial resources from the Crestwood Midstream and Brookfield Infrastructure joint venture

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significantly enhances Tres Palacios’ ability to participate in future expansion opportunities along the Texas Gulf Coast region to serve anticipated natural gas demand growth associated with LNG export facilities, exports to Mexico, and local power generation and industrial markets. We look forward to completing the transaction and working closely with Brookfield Infrastructure as a partner, which has a superior reputation of developing world-class infrastructure investments.”

The Tres Palacios natural gas storage facility is regulated by the Federal Energy Regulatory Commission (“FERC”). The facility has the capacity to store up to 38.4 Bcf of natural gas and provides more than 1.0 Bcf per day of injection and withdrawal capability. The high performance, multi-cycle storage facility has an approximately 60-mile bidirectional pipeline system with 10 pipeline interconnects and associated facilities. The Tres Palacios assets are located in Matagorda, Wharton, and Colorado Counties, Texas. The new joint venture will not impact Tres Palacios’ previously filed application with the FERC to reduce certificated working gas storage capacity. Tres Palacios continues to expect a favorable ruling on the application by FERC.

Crestwood Midstream expects to initially fund its $65 million portion of the purchase price utilizing its $1.0 billion revolving credit facility. Crestwood Midstream has approximately $125 million of remaining committed preferred equity available to be issued under its June 2014 equity agreement. Crestwood Midstream intends to utilize a portion of this remaining commitment to pay down revolver borrowings in connection with this transaction.

Crestwood Equity will use the net sale proceeds to repay $130 million of loans outstanding under its revolving credit facility and reduce its loan commitments thereunder by an equal amount, which will result in Crestwood Equity having an aggregate borrowing capacity of $495 million under its credit agreement. Pro forma for this transaction, CEQP’s leverage ratio as defined in its revolving credit facility would have been 3.4x, as compared to 4.7x as of September 30, 2014.

“This transaction is an important step in executing our strategy to establish Crestwood Equity as a pure-play general partner MLP,” added Phillips. “With the sale of Tres Palacios to a Crestwood Midstream joint venture, Crestwood Equity will continue to benefit from cash flow growth of the underlying assets through its ownership of the incentive distribution rights of Crestwood Midstream. In addition, the transaction will enable Crestwood Equity to reduce debt and improve its distribution coverage and leverage ratios, and to further diversify Crestwood Midstream’s portfolio of shale-based midstream assets with long-term fee-based contracts.”

The terms of the transaction were unanimously approved by the board of directors of the general partner of each of Crestwood Equity and Crestwood Midstream based on the unanimous approval and recommendation of their respective conflicts committees, which each consisted entirely of independent directors. Evercore Partners advised the conflicts committee of the board of directors of Crestwood Equity’s general partner, and Tudor, Pickering, Holt & Co. advised the conflicts committee of the board of directors of Crestwood Midstream’s general partner.

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About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream Partners LP (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream Partners LP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns the general partner interest, including the incentive distribution rights and an approximate 4% limited partner interest of Crestwood Midstream Partners LP. In addition, Crestwood Equity Partners LP’s operations include an NGL supply and logistics business that serves customers in the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Crestwood believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions, the extent and success of customer drilling efforts, construction delays, and governmental regulations. For a more complete list of these risk factors, please read Crestwood’s filings with the SEC, which are available on Crestwood’s Investor Relations website at www.crestwoodlp.com or on the SEC’s website at www.sec.gov.

Investor Contact

Mark Stockard

Vice President, Investor Relations

832-519-2207

mark.stockard@crestwoodlp.com

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